Filed Pursuant To Rule 433

Registration No. 333-275079

January 18, 2024

X/Twitter Post:

Live Address: https://twitter.com/2800345565/status/1748094489749819632

Text: One week ago today, $GBTC made its debut as a spot Bitcoin ETF. This is where #Bitcoin investing begins.

For details and disclosures, visit: etfs.grayscale.com/gbtc

7S
GBTC
Grayscale Bitcoin Trust (B..
42.2999
1.80 4.45%
42.26
5
42.30
1
3,646,739
VOLUME
42.11
OPEN
42.33
HIGH
41.50
LOW
42.03
VWAP
692,370,000
SHARES OUTSTANDING
GBTC
LISTED
NYSE
ARCA
GRAYSCALE
NYSE
MARKET MAKER
GBTC
was the most
heavily-traded ETF
debut on record
* As of 01.11.2024
Source - Bloomberg
The performance data quoted represents past performance, which is not indicative of future results. Current performance may be lower or higher than the data quoted.
GRAYSCALE

Grayscale GBTC was the most heavily-traded ETF debut on record * As of 01.11.2024 Source - Bloomberg

The performance data quoted represents past performance, which is not indicative of future results. Current performance may be lower or higher than the data quoted.

Link: https://etfs.grayscale.com/gbtc

LinkedIn:

Live Address: https://linkedin.com/feed/update/urn:li:share:7153851522487885824

Text: One week ago today, #GBTC made its debut as a spot Bitcoin ETF. This is where #Bitcoin investing begins.

For details and disclosures, visit: etfs.grayscale.com/gbtc

-

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services LLC is the Marketing Agent for the Trust. An investment in the Trust involves risks, including possible loss of principal. The Trust holds Bitcoin; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin, and consequently the value of the Trust.

Grayscale GBTC was the most heavily-traded ETF debut on record * As of 01.11.2024 Source - Bloomberg

The performance data quoted represents past performance, which is not indicative of future results. Current performance may be lower or higher than the data quoted.

Link: https://etfs.grayscale.com/gbtc

Instagram:

Live Address: https://www.instagram.com/p/C2QbJTivDFq/?igsh=N3M2dWg1OTE4Y3dy

Text: One week ago today, #GBTC made its debut as a spot Bitcoin ETF. This is where #Bitcoin investing begins.

-

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services LLC is the Marketing Agent for the Trust. An investment in the Trust involves risks, including possible loss of principal. The Trust holds Bitcoin; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin, and consequently the value of the Trust.

Grayscale GBTC was the most heavily-traded ETF debut on record * As of 01.11.2024 Source - Bloomberg

The performance data quoted represents past performance, which is not indicative of future results. Current performance may be lower or higher than the data quoted.

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.